SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934
                          Date of Report: April 8, 2003

                             The Topps Company, Inc.
             (Exact name of registrant as specified in its charter)



         Delaware                    001-15817               95-1567322
(State or other jurisdiction    (Commission File No.)     (I.R.S. Employer
     of corporation)                                     Identification No.)

      One Whitehall, New York, NY                              10004
(Address of principal executive offices)                     (Zip Code)

    Registrant's telephone number, including area code   (212) 376-0300

                                       N/A
          (Former name or former address, if changed since last report)


Item 5. Other Events

The Topps Company, Inc. hereby incorporates by reference herein its press release dated April 8, 2003 regarding its fiscal 2003 fourth quarter and full year results, a copy of which is included as Exhibit 99.0 attached hereto.

Item 7. Financial Statements and Exhibits

(a) Financial statements of businesses acquired: None
(b) Pro forma financial information: None
(c) Exhibits:

   99.0    Press release dated April 8, 2003


SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Topps Company, Inc.
Registrant


By:                         /s/ Catherine Jessup


                               Catherine Jessup
                               Vice President, CFO


Date: April 8, 2003

Exhibit 99.0

Contacts:
Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
    or
Betsy Brod/Jonathan Schaffer
Brod Group, LLC
212.750.5800

For Immediate Release
---------------------


                             The Topps Company, Inc.
            REPORTS FISCAL 2003 Fourth Quarter AND FULL YEAR Results


                --European Soccer Products Post Strong Results--
            --Topps to Celebrate 50th Anniversary of "Bazooka Joe"--
                  --Company to Introduce "Beyblade" Product --


New York, NY, April 8, 2003 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal fourth quarter and year ended March 1, 2003.

Net sales for the fiscal 2003 fourth quarter were $65.7 million compared with $60.0 million for the same period last year. Stronger European currencies versus the dollar in the fourth quarter increased sales by $2.2 million. Income from operations in the fourth quarter was $3.0 million versus $1.4 million last year. Net income was $2.0 million, or $0.05 per diluted share, compared with $1.4 million, or $0.03 per diluted share, in the fiscal 2002 fourth quarter.

For the twelve months ended March 1, 2003, net sales were $290.1 million compared with $300.2 million last year. Total Pokemon sales were $6.0 million in fiscal 2003 versus $24.1 million last year, a decrease of $18.1 million. Income from operations for the full year was $20.8 million compared to $36.6 million in fiscal 2002. Net income was $16.9 million, or $0.40 per diluted share, compared with $28.5 million, or $0.64 per diluted share last year.

Consistent with Topps organizational structure and product line similarities, the Company will report two business segments beginning with the fourth quarter:
Entertainment, which now combines the former sports and entertainment segments into one, and Confectionery.

Sales in the Company's Confectionery segment were flat with last year's fourth quarter and 3.5% lower this fiscal year than in the prior year. Excluding Pokemon, confectionery sales increased 2.6% in the fourth quarter and were down 0.7% for the fiscal year. In addition to Pokemon, the Company believes fiscal 2003 confectionery sales were impacted by lower consumer traffic at U.S. retail stores, plus softer sales of Baby Bottle Pop.


                                    --more--

TOPP - Fourth Quarter Fiscal 2003 Financial Results
Page Two


Arthur T. Shorin, Chairman and CEO of Topps, stated, "Within our Confectionery segment, Ring Pop and Push Pop posted strong gains in the U.S. for both the quarter and the year. Yu-Gi-Oh Sticker Pops, introduced in the third quarter in the U.S. and Canada, generated $1.4 million in sales for the year and Pro Flip Pop performed well in Japan. Seasonal confectionery items scored double-digit gains, albeit on a relatively small base. Finally, initial quantities of Baby Bottle Pop with Candy Juice were introduced in the fourth quarter and early indications of consumer acceptance are encouraging. The product is showing strong preliminary sell-through at retail, seemingly without compromising sales of our traditional Bottle Pop product."

Mr. Shorin continued, "We are entering fiscal 2004 with new TV advertising campaigns for our confectionery business and with plans to market several new products in addition to Baby Bottle Pop with Candy Juice. For example, Juicy Drop Pop, which is currently being tested in the U.K., is planned to roll out later this year in the U.S. and Europe. Additionally, `Bazooka Joe' is celebrating his 50th anniversary this year. We will celebrate this special milestone in the fall with new Bazooka graphics, historical comics dating back to 1953 and a promotional prize program."

In the Entertainment sector, fourth quarter sales were up 20% versus last year. This increase was driven by the strong performance of European soccer products, timing and returns reversals of U.S. sports card releases, the introduction of `Yu-Gi-Oh' and `Hamtaro' stickers, as well as an increase in etopps sales. Nonetheless, Entertainment sales for the year decreased 3.3%, largely the result of continued industry-wide sports card declines in the U.S. and difficult Pokemon comparisons.

Mr. Shorin commented, "With respect to traditional sports products, and in keeping with our long-term strategy, we took steps late last year to restructure our organization, reducing headcount and paring down the domestic sports product line commensurate with anticipated demand. We intend to maintain our position as a major force in the U.S. sports card industry, but will reduce the overall number of product introductions in fiscal 2004, perhaps by as much as 25%. Accordingly, we expect U.S. sports cards to contribute less to sales and profits in fiscal 2004.

"The Internet portion of the Entertainment segment generated increased sales in both the quarter and full fiscal year. Our etopps customer base continues to expand, and the third season of etopps baseball was launched on March 31, coinciding with the start of Major League play. The etopps baseball launch is being supported by a new advertising campaign on television and online.

"On the new product front, we have created several opportunities featuring licensed characters. During the fourth quarter, we began marketing a `Simpsons' sticker and gum product domestically and hope to introduce a supermarket version this summer. Among the items that we plan to introduce later this year are `Yu-Gi-Oh' sticker and album products, collectible punch-out cards featuring `Beyblade,' the popular Japanese fighting tops and a new product concept, mini sticker albums with gum. We successfully marketed our first issue of this concept featuring Italian football players late last year."


                                    --more--

TOPP - Fourth Quarter Fiscal 2003 Financial Results
Page Three


Mr. Shorin concluded, "During fiscal 2004, we will continue to execute our long-term growth strategies. In Confectionery, we are continuing to enhance our brands in terms of distribution, advertising and promotion. We are also adding a number of new products and are actively working towards the launch of a non-lollipop, non-chocolate product later in the fiscal year. Within the Entertainment sector, we will work to leverage the Topps franchise, extend our Internet reach to a broader customer base, and selectively pursue new licensing opportunities."

In the fourth quarter, Topps purchased 99,000 shares of its stock at an average price of $9.00. For the full year, the Company repurchased 1.6 million shares of stock at an average price of $9.01. As of March 1, 2003, the Company had $114 million in cash and no debt.

As previously announced, the Company adopted two accounting standards effective March 3, 2002, which resulted in new accounting treatment for certain trade promotion expenses, such as slotting fees, as well as the elimination of goodwill amortization. As a result, trade promotion expenses for fiscal 2003 of $1.3 million for the fourth quarter and $3.2 million for the full year have been reported as a reduction of net sales rather than as marketing expense. Last year's financials have also been reclassified to reflect similar treatment of these expenses which totaled $0.9 million for the fourth quarter of fiscal 2002 and $2.7 million for the fiscal 2002 full year. In addition, goodwill amortization totaling $0.4 million in the fourth quarter and $1.6 million for fiscal 2003 has been eliminated in fiscal 2003 in accordance with SFAS 142, resulting in an increase in EPS of $0.01 for the quarter and $0.04 for the full year.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days. The call will cover the Company's review of its quarterly and full year results and outlook for the fiscal year 2004.

The Topps Company, Inc. is an international marketer of confectionery and entertainment products. Founded in 1938, Topps created Bazooka bubble gum in 1947 and marketed its first baseball cards in 1951. For additional information, please visit the Company's website at www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                            THE TOPPS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)

                                                  As of           As of
                                              March 1, 2003    March 2, 2002
                                              -------------    -------------

Cash and Equivalents .......................    $114,259         $121,057
Working Capital ............................     141,485          136,389
Net Property, Plant and Equipment ..........      14,606           14,606
Total Assets ...............................     261,628          257,950
Shareholders' Equity .......................    $196,768         $194,054





                              SEGMENT INFORMATION
                             (Amounts in Thousands)


                                         Quarter Ended           Year Ended
                                       March 1,  March 2,    March 1,  March 2,
                                         2003      2002        2003      2002

Net Sales
---------
Confectionery ......................   $32,323   $32,221    $146,865   $152,127
Entertainment Products .............    33,362    27,801     143,214    148,053
                                       -------   -------    --------   --------
Total ..............................   $65,685   $60,022    $290,079   $300,180
                                       =======   =======    ========   ========
Contributed Margin
------------------
Confectionery ......................   $11,135   $10,090    $ 52,101   $ 54,880
Entertainment Products .............    10,616     5,719      39,313     47,464
                                       -------   -------    --------   --------
Total ..............................   $21,751   $15,809    $ 91,414   $102,344
                                       =======   =======    ========   ========

Reconciliation of Contributed
 Margin to Income Before Provision
 for Taxes:

Total Contributed Margin               $21,751    $15,809    $ 91,414  $102,344
Unallocated General and Administrative
  Expenses and Manufacturing
   Overhead                            (17,723)   (14,028)    (65,778) (60,040)
Depreciation & Amortization            ( 1,357)   ( 1,329)    ( 5,038) ( 5,525)
Other Income (Expense)                     322        907         184  (   215)
                                       --------   -------     -------- --------
Income from Operations                   2,993      1,359      20,782   36,564
Interest Income, Net                       643      1,231       2,516    4,894
                                       -------    -------      ------   ------
Income before Provision for
  Income Taxes                         $ 3,636     $2,590      $23,298  $41,458
                                       =======     ======      =======  =======

                            THE TOPPS COMPANY, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   (Amounts in Thousands, Except Share Data)


                                         Quarter Ended           Year Ended
                                       March 1,  March 2,    March 1,  March 2,
                                         2003      2002        2003      2002
                                       -------   -------     -------   -------


Net sales                              65,685     60,022     290,079   300,180
Cost of sales                          43,531     42,349     188,345   186,339
                                       ------     ------     -------   -------
Gross profit                           22,154     17,673     101,734   113,841
Other Income (expense)                    322        907         184      (215)
Selling, general and admin. expense    19,483     17,221      81,136    77,062
Income from operations                  2,993      1,359      20,782    36,564
Interest income, net                      643      1,231       2,516     4,894
                                        ------     ------     -------   -------
Income before provision
 for income taxes                       3,636      2,590      23,298    41,458
Provision for income taxes              1,643      1,141       6,362    12,996
                                       ------     ------     -------   -------
Net income                             $1,993     $1,449     $16,936   $28,462
                                       ======     ======     =======   =======


Net income per share - basic           $ 0.05     $ 0.03     $  0.41   $  0.66
                     - diluted         $ 0.05     $ 0.03     $  0.40   $  0.64

Weighted avg.shares outstanding:
                     - basic      40,727,000  42,469,000  41,353,000  43,073,000
                     - diluted    41,380,000  43,580,000  42,065,000  44,276,000